Exhibit (j)

CONSENT OF INDEPENDENT AUDITORS

We consent to the references to our firm under the caption “Independent Auditors” in both the Prospectus and the Statement of Additional Information in Post-Effective Amendment No.7 to the Registration Statement (Form N-1A No. 333-215607).

We also consent to the use of our report dated January 13, 2020, with respect to the financial statements and financial highlights of the Syntax 400 Series of Syntax Index Series, L.P. for the years ended December 31, 2018, December 31, 2017 and December 31, 2016 included in such Statement of Additional Information

/s/ Ernst & Young

Ernst & Young

Dublin, Ireland

January 13, 2020